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                                   EXHIBIT 11

                      FRESENIUS USA, INC. AND SUBSIDIARIES
                   COMPUTATION OF NET INCOME PER COMMON SHARE
                                   (UNAUDITED)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                             Three Months Ended
                                             ------------------

                                            March 31,        March 31,
                                              1996             1995
                                            ---------        --------
Net income                                  $ 5,346          $ 3,318
                                            =======          =======

Primary net income per common
   and common equivalent share              $   .19          $   .13
                                            =======          =======

Weighted average number of shares
   of common stock and common stock
   equivalents used to compute
   primary net income per common
   and common equivalent share               27,884           25,717
                                            =======          =======

Fully diluted net income per
   common and common equivalent
   share                                    $   .19          $   .13
                                            =======          =======

Weighted average number of shares
   of common stock and common stock
   equivalents used to compute fully
   diluted net income per common
   and common equivalent share               27,936           25,872
                                            =======          =======



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